Exhibit 4.1

EMPLOYEE STOCK PURCHASE PLAN

1.           What Is the Plan?

The Employee Stock Purchase Plan of Ball Corporation (the “Plan”) was approved by the Board of Directors, acting through its Executive Committee, of Ball Corporation on March 27, 1978, and has been amended several times since its initial adoption in 1978.

The Plan provides  that  eligible  employees  of  Ball  Corporation  and  its  designated  50 percent or more owned subsidiaries (the “Company”) may purchase new issue and/or treasury shares of Common Stock (“Shares”) of the Company through payroll deductions, or automatic contributions where payroll deductions are not available, (collectively, referred to as “Participant Contributions”), and automatic reinvestment of the dividends on all Shares purchased under the Plan.

The Plan offers a convenient and economical way for employees to commence or increase their ownership of the Company’s Common Stock. Once an employee (“Participant”) is enrolled in the Plan, the amount of his/her Participant Contribution, plus the Company’s Contribution, plus quarterly cash dividends on Shares credited to such Participant’s Plan account, will be used to purchase new issue and/or treasury shares (both whole and fractional shares) from the Company. The Company shall determine whether such Shares shall be new issue or treasury shares.

Purchases of Shares under the Plan will provide the Company with funds to carry on its capital improvement programs and will be used for other corporate purposes.

In 1978, the Board of Directors of the Company reserved 11,200,000 Shares, for issuance pursuant to the Plan. In 1984, the Board of Directors of the Company reserved an additional 12,000,000 Shares, for issuance pursuant to the Plan. In 1989, the Board of Directors reserved  an additional 12,000,000 Shares, for issuance pursuant to the Plan and 20,000,000 Shares in 1993. In 2001, the Board of Directors reserved an additional 12,000,000 Shares, for issuance pursuant to the Plan. The number of Shares reserved have been adjusted by prior stock splits. Shares reserved for the Plan and held under the Plan shall be subject to adjustment through the declaration of stock dividends and through recapitalization resulting in stock split-ups, combinations or exchanges or otherwise. The Plan will remain in effect until terminated by the Company.

The Plan is not designed to be a qualified plan under the Employee Retirement Income Security Act of 1974.

2.           What Is the Company’s Contribution?

The Company, or its designated subsidiary, will contribute an amount (“Company’s Contribution”) equal to 20 percent in the U.S., Canada and Hong Kong and 10 percent in all other locations per pay period of each Participant’s Contribution. Company Contributions are subject to the limitations described in Section 6, and are only on up to total maximum Participant Contributions of $6,000 U.S. dollars per calendar year or such equivalent amount as communicated in local currency, if different than U.S. dollars.

3.           Who Administers the Plan?

Computershare Plan Manager, 118 Fernwood Avenue, Edison, New Jersey 08837 (“Computershare” or the “Administrator”), will administer the Plan and, as agent for the Participants in the Plan, purchase Shares from the Company. The Administrator will keep a continuous record for each Participant of Shares purchased on behalf of each Participant, and the Administrator will send to each Participant a quarterly statement of account.

The Administrator will also hold and act as custodian of certificates representing Shares purchased under the Plan in order to relieve Participants of the responsibility for the safekeeping of multiple certificates for Shares purchased and to protect against loss, theft or destruction of stock certificates. The Shares represented by such certificates will be credited to the  Participant’s Plan account and will be shown on the Participant’s statement of account in the Participant’s name.

4.           Who Is Eligible to Participate in the Plan?

Any active regular full-time employee of the Company (including officers who are also employees), active regular part-time employee, active temporary employee (where required by law) or active fixed-term contractor (where required by law), of at least 18 years of age or older (or such lesser age as required by law) is eligible to participate in the Plan. Certain other employees may be eligible where required by law. As of May 31, 2018, approximately 14,400 employees were eligible to participate in the Plan.

If an employee is already a stockholder of the Company and has enrolled as such in the Dividend Reinvestment and Voluntary Stock Purchase Plan for Shareholders (the “Dividend Reinvestment Plan”), such employee may still participate fully both in this Plan and in the Dividend Reinvestment Plan.

5.           How May an Eligible Employee Join the Plan?

Subject to all applicable laws, an eligible employee may join the Plan at any time by enrolling through the Computershare Call Center, at 1-866-469-3777 (+1-732-563-7304, outside the U.S.), or online at www-us.computershare.com/employee, and, in Hong Kong, Participants may join by providing their written authorization for personal bank account contributions on the appropriate form provided by their Human Resources Department.

When an employee joins the Plan, the employee authorizes the Company to make the appropriate payroll deductions from the employee’s wages, or they have authorized contributions through their personal bank accounts where payroll deduction is not available.

6.           When Will the Participant Contributions Start and In What Amount May They Be Made?

After the employee’s authorization has been received by the Administrator and the authority for the payroll deduction has been noted on the Company’s payroll records, the Company will, commencing as soon as possible after the employee elects to participate in the Plan, withhold for each pay period the amount such employee has authorized as a payroll deduction, except as provided hereinafter. For Participant Contributions made via bank contributions, the local Human Resources Department will, commencing as soon as possible after the employee elects to participate in the Plan, validate and confirm such Contributions are in place, except as provided hereinafter. The amount withheld or contributed during approximately a one-month period, together with the Company’s Contribution (if any), will be used to buy Shares from the Company for a Participant’s Plan account.

Nothing contained herein shall permit the Participant to invest more than the maximum amount specified below on a per pay and an annual basis.

The Participant will specify the amount to be withheld from the Participant’s pay, or contributed from their personal bank account, on a weekly, biweekly or monthly basis, as applicable. Unless otherwise required by law, Participant Contributions may be authorized in the currency of the Participant’s country equal to an amount from $5.42 U.S. dollars to $750 U.S. dollars of after-tax pay each monthly payroll period, from $2.50 U.S. dollars to $346.16 U.S. dollars of after-tax pay each biweekly payroll period and from $1.25 U.S. dollars to $173.08 U.S. dollars each weekly payroll period, for a total maximum amount of $9,000 U.S. dollars in a calendar year. However, the Company’s Contribution will apply only to payroll deductions or contributions amounts up to a maximum of $500 U.S. dollars of after-tax pay each monthly payroll period, $230.77 U.S. dollars of after-tax pay each biweekly payroll period and $115.38

U.S. dollars each weekly payroll period, not to exceed $6,000 U.S. dollars in a calendar year or such other lesser amount as may be required by the laws of the country where the Participant is employed.

The Company will provide the Participants with a separate communication that will set forth the appropriate weekly, biweekly or monthly and annual limitations in the currency of the particular country in which the Participant is paid. The amounts authorized for deduction or contribution will be approximately the same amount set forth in the Plan in U.S. dollars. In no event will the amounts to be deducted or contributed be greater than the limitations set forth in this Plan. Due to currency valuation, the amounts of a Participant’s Contribution may be less than the limitations set forth in the Plan. The Company will review the conversion rate at least annually for each eligible country’s currency. Unless otherwise adjusted, this annual limit will apply to all purchases made pursuant to the Plan during the following year.

The Participant’s Contributions are for an indefinite period of time. The amount of a Participant’s Contribution can be revised, changed or terminated at any time. Commencement, revision or termination of deductions or contributions will become effective as soon as administratively practical after the receipt by the Administrator of the appropriate instructions from the Participant.

7.           What Is the Price of the New Shares Purchased?

The price of the Shares purchased with the Participant’s Contribution and Company Contribution will be the closing price on the New York Stock Exchange on the date on which new Shares are purchased (the “Investment Date”). Generally, the closing price is the price determined at the time on the Investment Date at which trading on the New York Stock Exchange closes. The Investment Date for Participant and Company Contributions will be on or about but not later than the 10th business day of each month, or as soon thereafter as is practicable, using the contributions made during the prior month. A business day shall mean a day on which the New York Stock Exchange conducts trading.

For tax and administrative reasons, the Ball Corporation Employee Benefits Administration Committee may determine that the five percent discount on the reinvestment of cash dividends on the Company’s Shares will not be offered to Participants in a particular country.

The price of Shares purchased for reinvestment of the Participant’s cash dividends will be 95 percent of the closing price of the Company’s Shares on the dividend payable date (when, as and if declared by the Company) except in countries where the discount on the reinvestment of such dividends is not offered under the Plan. In the event that a five percent discount on the reinvestment of such dividends is not available to certain Participants, then the price of Shares purchased for reinvestment of the Participant’s cash dividends will be 100 percent of the closing price of the Company’s Shares on the dividend payable date (when, as and if declared by the Company). The closing price on the dividend payable date will be the closing price on the New York Stock Exchange or, if the Shares are not traded on the dividend payable date, then on the last trading day preceding the dividend payable date on which the Shares are traded.

The price of all Shares purchased will be computed to two decimal places. Any exchange rates utilized for conversion to U.S. dollars will be provided to, or determined by, the Administrator as of the 10th business day of each month by the Company.

Participants are deemed to elect to reinvest cash dividends in the Company’s Shares as long as the Shares are held in the Plan.

No brokerage or service charges will be paid by Participants for purchases of Shares under the Plan.

8.           How Many Shares Will Be Purchased for the Employee?

Both whole and fractional Shares (computed to six decimal places) will be purchased, or otherwise acquired, by the Administrator under the Plan, and all such Shares will be credited to a Participant’s Plan account. The number of Shares, including fractional Shares, so purchased will depend on the amount of the Participant’s Contribution, the Company Contribution and the price of the Shares purchased. There is no limitation as to the maximum or minimum number of Shares that may be purchased for any employee.

9.           How Can Certificates Be Issued to the Employee?

Certificates for any number of whole Shares so held by the Administrator and credited to a Participant’s Plan account can be issued to the Participant only upon such Participant’s request to the Administrator. Certificates for fractional Shares will not be issued to Participants. Once certificates have been issued in the Participant’s name, those Shares will no longer be in the Plan and, therefore, those Shares and dividends on those Shares will not be credited to the Participant’s Plan account.

Sales of the Company’s Common Stock, including resale of Shares purchased under the Plan, by affiliates (as defined under the Securities Act of 1933 to include persons in control of the Company) are governed by the procedures in Rule 144 of the Securities and Exchange Commission. Further, under Section 16(b) of the Securities Exchange Act of 1934, any purchases and sales, or sales and purchases of the Company’s Common Stock within six months of each other by officers, directors or 10 percent stockholders make such officer, director or stockholder liable for recapture by the Company of any profits from the transaction.

10.         How Does an Employee Withdraw From the Plan and When Is It Effective?

A Participant may withdraw from the Plan at any time. In order to withdraw from the Plan, a Participant must notify the Administrator of his/her withdrawal by instructing the Administrator to issue his/her Shares to him/her and/or to sell the Shares and have the proceeds issued to him/her, or a combination of both, less any applicable withholding taxes. Participants may sell Shares by notifying the Administrator at any time. The Participant must also notify the Administrator to stop his/her payroll deductions or his/her local Human Resources Department and bank to stop bank contributions. If a Participant terminates employment during, at or after the end of the month in which payroll deductions were made, and prior to the next Investment Date, the amount of the Participant’s Contributions and the Company’s Contribution scheduled to be invested for the preceding month will be so invested. Participants pay no administrative costs for maintenance of their Plan accounts or for Share Purchases. Participants will pay brokerage commissions, transfer fees and other Participant directed transaction fees, if any, from a sale or transfer of Shares from the Plan.

Upon the effective date of a Participant’s withdrawal from the Plan, no subsequent Participant Contributions will be made unless the Participant reenrolls in the Plan. Any subsequent cash dividends payable on Shares withdrawn from the Plan and issued to the Participant will be transferred to the Dividend Reinvestment Plan.

A Participant’s death, retirement or other termination of employment will be deemed to be a withdrawal from the Plan. A Participant’s interest in the Plan is not assignable.

In the event that a Participant withdraws from the Plan due to death, retirement or termination of employment or in the event of the termination of the Plan by the Company, and the Participant does not instruct the Administrator to liquidate the account in accordance with the Participant’s instructions, then, the Company may authorize the Administrator to sell the Shares and have the proceeds sent to the Participant, have the Share Certificate(s) issued to the Participant with any cash for fractional Shares or, after 60 days, transfer Shares or fractional amounts to the Company’s Dividend Reinvestment Plan. Any cash payments made to the Participant for the sale of Shares under the Dividend Reinvestment Plan will be less brokerage commissions and any transfer taxes.

11.         What Happens if the Company Has a Rights Offering or Pays a Stock Dividend?

A Participant’s entitlement in a regular rights offering will be based upon such Participant’s total holdings of whole and fractional Shares. Rights applicable to Shares credited to a Participant’s Plan account will be sold for such Participant’s account, and the net proceeds will be invested on the next Investment Date at the price specified in Section 8. Any Participant who wishes to exercise, transfer or sell the rights applicable to the Shares credited to such Participant’s Plan account must request, prior to the record date for the issuance of any such rights, that the whole Shares credited to such Participant’s Plan account be transferred from the account and registered in such Participant’s name.

Any stock dividends or split Shares distributed by the Company on Shares credited to the Plan account of a Participant will be added to the Participant’s Plan account. Rights, stock dividends or split Shares distributed on Shares registered in the name of the Participant will be mailed directly to such Participant in the same manner as to stockholders who are not participating in the Plan.

12.         How Will a Participant’s Shares Held Under the Plan Be Voted at Meetings of Stockholders?

For each meeting of stockholders each Participant will receive a proxy which will enable such Participant to vote all Shares credited to such Participant’s Plan account. Computershare,  as the Administrator of the Plan and the record owner of the Shares held in the Plan, may vote at any meeting of stockholders all Shares credited to a Participant’s Plan account which that Participant fails to vote and which that Participant has not directed the Administrator in writing to vote.

Each Participant will also receive a separate proxy which will enable him to vote Shares registered in his name.

13.         What Types of Reports Are Made to Participants?

Each Participant will receive a statement of account from the Administrator. These statements are the Participant’s continuing record of the cost of such Participant’s purchases and other transactions, and should be retained for income tax purposes. In addition, each Participant will have access to a copy of a current Prospectus for the Plan. Participants will also receive the same communications as every other stockholder, including the Annual Report, Notice of Annual Meeting and Proxy Statement. U.S. Participants will receive from the Administrator the necessary Internal Revenue Service information for reporting dividends on Shares in their account  in the Plan.

14.         What Is the Responsibility of the Company and the Administrator Under the Plan?

In administering the Plan, neither the Company, the Administrator nor any agent will be liable for any act done in good faith, or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a Participant’s account upon such Participant’s death prior to the receipt of notice in writing of such death.

THERE IS NO GUARANTEE UNDER THE PLAN AGAINST LOSS BECAUSE OF FLUCTUATIONS IN THE MARKET PRICE OF COMMON STOCK. IN SEEKING THE BENEFITS OF SHARE OWNERSHIP, EACH INVESTOR MUST ALSO ACCEPT THE RISKS.

15.         Who Interprets and Regulates the Plan?

The Company reserves the right to interpret and regulate the Plan.

16.         Will Plan Contributions Be Suspended For Participants Who Make a Hardship Withdrawal from the Ball Corporation 401(k) Plan?

If a Participant, who is employed by Ball Corporation or any of its subsidiaries and is participating in the Ball Corporation Salary Conversion and Employee Stock Ownership Plan (the Ball Corporation 401(k)), takes a hardship withdrawal from the Ball Corporation 401(k) Plan, then their contributions to the 401(k) Plan must be suspended for a period of six months. Those Participants’ contributions to the Employee Stock Purchase Plan must also be suspended for the same six-month period. Contributions to the Employee Stock Purchase Plan do not automatically restart once the suspension period ends. Those Participants may resume contributions to the Employee Stock Purchase Plan by enrolling in the Plan after the suspension ends.

17.          May the Plan Be Modified or Discontinued?

The Company reserves the right to suspend, modify or terminate the Plan at any time. Notice of any suspension, modification or termination will be sent to all Participants.

18.          What Are the Income Tax Effects?

The Company Contribution, reinvested dividends and the five percent discount, where applicable, on the reinvested dividends may require tax reporting and tax withholding in accordance with the applicable laws of the country where the Participant is subject to tax. Participants will be subject to all applicable taxes during their period of participation in the Plan.

All Participants in the Plan are advised to consult with their own tax adviser.

CHARGES, DEDUCTIONS AND LIENS

Sections 6, 7 and 8 of the Plan establish the Participant Contributions that may be made by Participants in the Plan. The Participant does not incur any charge or deduction for withdrawal or partial withdrawal from the Plan. The Plan does not provide for the creation of any lien on any funds or securities held under the Plan.

DESCRIPTION OF COMMON STOCK

The Company’s authorized capital stock consists of 550,000,000 Shares of Common Stock, without par value, and 15,000,000 Shares of Preferred Stock, without par value. The holders of Common Stock are entitled to one vote for each Share held. Holders of Common Stock do not have cumulative voting rights. In the event of liquidation, the holders of Common

Stock are entitled to receive pro rata all of the Company’s assets available for distribution to shareholders. The holders of Common Stock have no preemptive rights. All outstanding Shares of Common Stock are fully paid and nonassessable.

The holders of Common Stock are entitled to such dividends as the Board of Directors at its discretion may declare out of funds legally available therefor. Agreements in connection with notes payable to insurance companies and banks provide, among other things, for a restriction on the payment of dividends and purchase of stock.

FINANCIAL STATEMENTS

The Annual Report on Form 10-K of the Registrant, a copy of which is delivered with or has preceded this Prospectus, contains consolidated financial statements of the Company and its subsidiaries for 2018, 2017 and 2016. Such financial statements are incorporated herein by reference

LEGAL OPINION

Legal matters in connection with Shares offered hereby have been passed upon  by Robert W. McClelland, Associate General Counsel, Ball Corporation, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510.

ANNUAL REPORT

The Company will deliver or cause to be delivered with the Prospectus to each employee to whom the Prospectus is sent or given, a copy of the Company’s 2017 Annual Report to Shareholders, unless such employee otherwise has received a copy of such Annual Report. Additionally, the Company will promptly furnish, without charge, a copy of the 2018 Annual Report to Shareholders upon written request by the employee to the Corporate Secretary’s Department, Ball Corporation, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(a)     The issuer’s latest annual report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or, in the case of the issuer, the latest prospectus filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933, which contains, either directly or by incorporation by reference, certified financial statements for the issuer’s latest fiscal year for which such statements have been filed and for all subsequent years for which such statements will be filed.

(b)     All other reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Reports.

(c)     The issuer’s definitive proxy statement or information statement filed pursuant to Section 14 of the Securities Exchange Act of 1934 in connection with the Annual Meeting of Shareholders held April 25, 2018, and any definitive proxy or information statements so filed in connection with any subsequent special meetings of its stockholders.

(d)     If the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934, the description of such class of securities which is contained in a registration statement filed under such Act, including any amendment or report filed for the purpose of updating such description.

(e)     Information as to stock options, including the amount outstanding, exercises, prices and expiration dates, included in the Company’s definitive proxy statement, described in (c) above and which will be included in the future either in the Company’s proxy statements, annual reports or appendices to the prospectus.

All reports and other documents subsequently filed by the Company pursuant  to  Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.